P R E S S   R E L E A S E

             DYNAGEN, INC. RECEIVES FDA CLEARANCE FOR NICCHECK(R) I



         CAMBRIDGE, MA, January 14, 1997 -- DynaGen, Inc. (NASDAQ:DYGN; BSE:DYG) today announced that the U.S. Food and Drug Administration (FDA) has granted clearance to market NicCheck(R) I, a simple in vitro diagnostic test that detects nicotine and its metabolites in urine to determine the smoking status of an individual and in planning appropriate smoking cessation or other medical treatment. The test will also aid in the identification of a smoker as a low or high nicotine consumer.

         NicCheck I is the first commercially available test cleared by the FDA that detects nicotine and its metabolites. It offers a distinct advantage over conventional laboratory methods of nicotine detection in that it is an easy to use, rapid 15-minute test that requires no equipment and as a result would be cost effective for both small- and large-scale testing.

         "We believe that the availability of NicCheck I will broaden the potential utility of smoking status verification beyond insurance companies and into newer markets that would find information on nicotine consumption levels valuable," said Dr. Indu Muni, President and CEO of DynaGen, Inc. "To that end, DynaGen's NicCheck I marketing activities include not only efforts directed toward life and medical insurance companies including HMO providers, but also a marketing strategy for smoking cessation clinics, medical practitioners and the military."

         NicCheck I consists of a narrow strip coated with chemicals that produce a pink color in the presence of nicotine and its metabolites. The intensity of the color increases with increasing concentration of nicotine and its metabolites, thus providing a means to categorize a smoker relative to actual nicotine intake. A European patent has been granted for the NicCheck technology and a U.S. patent application is pending.

         DynaGen's management believes the NicCheck I test could play an important role in reducing overall nicotine consumption. The Company believes that potential uses of NicCheck I include:

         o        verifying   the  success  of  smoking  cessation  programs  or
                  therapies;

         o enhancing the success rate of smoking cessation programs by allowing identification of the optimum nicotine replacement dose level, accomplished by matching dosage to the amount of nicotine consumed from tobacco use;










         o        providing   motivational  feedback  during  smoking  cessation
                  efforts by directly confirming the disappearance of nicotine from the body with continued abstinence;

         o determining smoking status in specific population groups, such as applicants for life insurance;

         o assessing body nicotine levels in situations in which nicotine consumption could have significant medical consequences.

         Currently used laboratory assays for the detection of nicotine can vary in cost between $7.00 and $40.00 per test and require up to seven days to obtain results. In contrast, the NicCheck I test is the only one suitable for on-site use without equipment and provides results in 15 minutes. With a wholesale price below $2.00, the cost per test for NicCheck I will be competitive to that of existing tests.

         DynaGen is now developing NicCheck II, a test similar to NicCheck I but configured for use in detection of passive exposure to tobacco smoke. According to the U.S. Environmental Protection Agency (EPA), each year exposure to second-hand smoke causes up to 300,000 lower respiratory tract infections in children who are less than one and a half years old and which consequently hospitalizes as many as 15,000 of them. Furthermore, parents who smoke ten or more cigarettes a day in the presence of their children can cause as many as 26,000 new cases of asthma among their children each year.

         Any statements which are not historical facts contained in this press release are forward- looking statements that involve risks and uncertainties. Please refer to the risk factors identified in the Company's recent report on Form 10-K, including those relating to commercialization of products and the Company's limited manufacturing and marketing experience.

Contacts:
Jim Janis                                                    Investor Relations
Martin E. Janis & Co., Inc.                                  DynaGen, Inc.
(312) 943-1100                                               (617) 491-2527

                                      # # #